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                                                                    EXHIBIT 99.1

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Extendicare Health Services, Inc.:

     Under date of February 6, 2004, we reported on the consolidated balance sheets of Extendicare Health Services, Inc. and subsidiaries (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which are included in the Company's 2003 Annual Report on Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule as listed in Item 14. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

     In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

     As discussed in Note 2 of the consolidated financial statements, the Company changed its method of accounting for goodwill effective January 1, 2002.

                                          [KPMG LLP LOGO]

Milwaukee, Wisconsin
February 6, 2004